Exhibit 99.1

Freshpet Advances Operational Improvement Plan Through Board Changes

Current Director Walt George will be named Chair to replace retiring Charles Norris

Former Conagra executive David Biegger will join the Freshpet Board

Biegger and George bring decades of CPG experience in supply chain and operations leadership roles across Conagra Brands, Campbell Soup Company, Procter & Gamble, and Hill’s Pet Nutrition

2023 Annual Meeting to be held on July 25, 2023

SECAUCUS, N.J. – May 17, 2023 – Freshpet, Inc. (NASDAQ: FRPT) (“Freshpet” or the “Company”) today announced several actions as part of its operational improvement plan launched in August of 2022. Walter George, current Chair of the Nominating, Governance and Sustainability Committee of the Board, will be appointed the new independent Chair of the Board effective immediately following the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). Accordingly, in alignment with the Company’s director retirement policy, Charles Norris, Chair of the Board, will not stand for reelection at the 2023 Annual Meeting. Former Conagra Chief Supply Chain Officer David B. Biegger has also been appointed to the Board of Directors (“the Board”). Biegger will serve on the Board’s Audit Committee.

“As Freshpet builds upon the strong operational improvements we have made over the past year, ensuring that our Board has the skills and expertise to oversee the strategy and execution of the business is paramount,” said Mr. George. “We are thrilled to welcome Dave, a seasoned supply chain and operations leader with deep domain knowledge and a clear understanding of the complexities of the CPG industry. His guidance and oversight will prove invaluable as we advance plans to deliver margin improvements and drive profitability to enhance shareholder value.”

Freshpet’s operational improvement plan was developed by the Company’s Board and management team and contains a roadmap to add manufacturing and supply chain expertise and a strategy to improve quality, efficiency and profitability. The plan builds upon the Company’s actions to strengthen its organizational structure and management, including the appointment of Todd Cunfer as CFO, Jay Dahlgren as EVP of Manufacturing, Technology, and Supply Chain, and Dirk Martin as VP of Customer Service & Logistics. These seasoned executives have helped drive continued improvements across logistics, commodities, quality, and other operational areas, further improving fill rate, logistics cost efficiencies, and lower disposal levels.

Mr. George added, “We would also like to thank Charlie for his dedication to Freshpet and his leadership of the Board since the initial founding. During Charlie’s tenure, Freshpet began revolutionizing an industry with little innovation for 50 years. His guidance and insights have contributed significantly to Freshpet’s success and evolution, and he has helped position us to build on our momentum and capture many opportunities ahead.”

Mr. Biegger said, “I am thrilled to join Freshpet’s Board. I have followed the Company’s progress for years and believe that it is a true innovator in a rapidly growing industry. Consumers love Freshpet’s products and uncompromising quality, and as a result, the business has delivered outstanding growth for over a decade. Looking ahead, I see a significant opportunity to build on this momentum and continue to enhance growth and profitability to support the Company’s success.”

Departing Chair Charles Norris said, “I’m proud of the business Freshpet has become. We have quickly transitioned from a market disruptor to an effective operator, innovator, and category leader. I’m confident that the Board is in the right hands with Walt as Chair. Walt brings over 30 years of manufacturing and supply chain leadership experience, including senior positions in the pet food industry and expertise in scaling multiple high-growth consumer product companies.”

The Company also announced that it will hold its 2023 Annual Meeting on July 25, 2023.

Additional information regarding today’s announcements, including the Company’s 2023 Annual Meeting, will be filed with the U.S. Securities and Exchange Commission on Form 8-K.

Walt George Biography:

Walt George has over 30 years of manufacturing and supply chain leadership experience, including senior positions in the pet food industry and significant expertise in scaling multiple high-growth consumer product companies. Mr. George’s extensive experience in pet came from his leadership at Hill’s Pet Nutrition, where he held several senior positions, including Vice President of Supply Chain from 1988 - 2001. During this time, Hill’s (a subsidiary of Colgate) went from a small company to a large multinational organization. Mr. George also served as Corporate Executive Vice President of Ralcorp Holdings from 2010 until its sale to ConAgra Foods in 2013. Mr. George was the President American Italian Pasta Company from 2010 to 2013. Before that, Mr. George served in other executive roles with American Italian Pasta Company, including Executive Vice President of Supply Chain and Operations. Mr. George also serves on the board of OWS foods, as non-Executive Chair of Indigo Wild, and as a board member and Treasurer of the Morris Animal Foundation, where he helps advance the health and lives of pets.

Walt has been on the board of Freshpet since 2014 and is the current Chair of Nominating, Governance and Sustainability Committee.

David Biegger Biography

David B. Biegger is an accomplished supply chain leader with over 40 years of experience in the consumer package goods industry. Mr. Biegger is an Operating Partner of Shore Capital Partners, a Chicago-based private equity firm specializing in investments across food & beverage, healthcare, and business services sectors. He served as Executive Vice President and Chief Supply Chain Officer of Conagra Brands, a leading food and beverage services company, from 2015 until his retirement in May 2021. Prior to joining Conagra Brands, he worked at Campbell Soup Company as head of the Global Supply Chain, providing leadership across the company’s complex Supply Chain and Operations functions between 2005 and 2015. David began his career and spent over 24 years at Procter & Gamble in manufacturing and operations, where he established his extensive operations and supply chain experience.

Mr. Biegger is a member of the Old World Spice & Seasonings Board. He served five years as a member of the Ardent Mills Board, as Chair from 2018 to 2019, and also as a member of the Human Resources & Compensation Committee.

About Freshpet

Freshpet is the leading fresh food for dogs and cats. Since its conception in 2006, Freshpet has been on a mission to transform the lives of dogs and cats through the power of fresh, nutritious food, while pushing the boundaries of sustainable practices. The recipes are developed by Veterinarian Nutritionists and made with natural whole ingredients, like fresh meats, vegetables and fruits, which are cooked in small batches at lower temperatures to preserve their natural goodness. Sustainably-made in Bethlehem, PA and their new Kitchens in Ennis TX, Freshpet foods and treats are kept refrigerated until they arrive at Freshpet fridges in your local market, or are delivered direct to your door.

Freshpet is available in a growing number of mass, grocery, natural food, club, and pet specialty retailers across the United States, Canada and Europe, as well as online in the U.S. for direct delivery and through its partnership with Petco. From the care taken in partnering with farmers whose values align with theirs, to how each recipe is made, Freshpet’s commitment to integrity, transparency and social responsibility is a point of pride.

Connect with Freshpet:

https://www.facebook.com/Freshpet

https://twitter.com/Freshpet

http://instagram.com/Freshpet

http://pinterest.com/Freshpet

https://www.tiktok.com/@freshpet

Forward-Looking Statements

Certain of the Company’s statements included herein constitute “forward-looking” statements, including statements related to the future impact of the novel coronavirus, the future progress of our Freshpet Kitchens expansion, future governance changes, our growth potential and plans, our projected or targeted operating results, our ability to meet our sustainability targets, goals, and commitments, including due to the impact of climate change, our expectations regarding our future operating and economic environment, and our long-term capacity planning. These statements are based on management’s current opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While Freshpet believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein, including potential costs associated with shareholder activism. For a detailed discussion of risks, uncertainties and other factors that could cause our actual results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in the Company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q filed with the SEC. Such forward-looking statements are made only as of the date they are made. Freshpet undertakes no obligation to publicly update or revise any forward-looking statement because of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Important Additional Information and Where to Find It

This communication is being made in connection with the Company’s upcoming 2023 annual meeting of shareholders (the “Annual Meeting”). The Company intends to file a proxy statement (the “Proxy Statement”), an accompanying WHITE proxy card and other relevant documents with the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting. BEFORE MAKING ANY VOTING DECISION, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. Security holders may obtain free copies of the Definitive Proxy Statement and other documents containing important information about Freshpet once such documents are filed with the SEC, free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents will also be available free of charge on the “Investors” section of Freshpet’s website at www.investors.freshpet.com.

Participants in the Solicitation

Freshpet, members of our Board of Directors and certain of our executive officers are “participants” in the solicitation of proxies from the Company’s shareholders in connection with the Annual Meeting. Information regarding the Company’s Board of Directors and executive officers and their respective interests in the Company, by security holdings or otherwise, is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 28, 2023, as amended on May 1, 2023. To the extent such ownership interests have changed since such filings, such changes have been reflected on Statements of Change in Ownership on Form 4 filed with the SEC, and will be reflected in the Proxy Statement for the 2023 Annual Meeting when filed with the SEC. Security holders may obtain free copies of these documents as described above.

Investor Contact

ICR

Jeff Sonnek

646-277-1263

Jeff.sonnek@icrinc.com

Media Contact:

Freshpet@edelmansmithfield.com

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